EXHIBIT 99

PRESS RELEASE DATED January 8, 2009

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin  54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(920) 527-5045

FOR IMMEDIATE RELEASE

BEMIS UPDATES FOURTH QUARTER EARNINGS PER SHARE GUIDANCE

NEENAH, WISCONSIN, January 8, 2009 - Bemis Company, Inc. (NYSE-BMS) announced today that, based upon preliminary estimates, it expects fourth quarter 2008 diluted earnings to be approximately 25 percent lower than its previous fourth quarter guidance of $0.40 to $0.44 per share.

“Approximately half of the shortfall relates to adverse currency effects on fourth quarter net income,” said Henry Theisen, President and Chief Executive Officer of Bemis Company, Inc.  “The remainder is principally the result of sales volume decreases in certain product lines with exposure to non-food applications such as North American roll label products and protective display films.”

Bemis will provide further details on results of operations when it announces its fourth quarter and total year 2008 results in a news release that will be available to the media and on the Bemis website on Tuesday, January 27, before the market opens.  Bemis will webcast an investor telephone conference regarding its completed 2008 financial results on January 27, 2009 at 10 a.m., Eastern Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Forward Looking Statements

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, consumer buying patterns under certain economic conditions, the impact of weather conditions on consumer demand, changes in customer order patterns, the results of competitive bid processes, a failure in our information technology infrastructure or applications, foreign currency fluctuations, increased working capital requirements, and availability of bank financing and related costs.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2007.

About Bemis Company, Inc.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2007 net sales of $3.6 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies.  Headquartered in Neenah, Wisconsin, Bemis employs about 15,500 individuals in 56 manufacturing facilities in 10 countries around the world.  More information about the Company is available at our website, www.bemis.com.